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                                                                     Exhibit 8.2

                       [Letterhead of Day, Berry & Howard]

                                November 24, 1997

Corporate Realty Income Trust I
388 Greenwich Street, 33rd Floor
New York, NY 10013

      Re: Agreement and Plan of Merger, dated as of May 29, 1997, as amended, between Corporate Realty Income Trust I and Lexington Corporate Properties, Inc.

Ladies and Gentlemen:

      You have requested our opinion as to certain United States federal income tax consequences to Lexington Corporate Properties, Inc., a Maryland corporation (the "Company"), Corporate Realty Income Trust I, a Massachusetts business trust (the "Trust"), and the beneficial interest holders of the Trust resulting from the merger of the Trust with and into the Company pursuant to the Agreement and Plan of Merger dated as of May 29, 1997, as amended, between the Trust and the Company (the "Merger") (the "Merger Agreement"). As counsel to the Trust, we have assisted in the preparation of the proxy statement (the "Proxy Statement") that forms a part of the registration statement of the Company on Form S-4 registering the shares of common stock, par value $.0001 per share, of the Company ("Company Common Stock") to be issued in the Merger (the "S-4"), including the discussions of certain United States federal income tax consequences resulting from the Merger under the heading "Material United States Federal Income Tax Consequences."

      Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in the officer's certificates that have been delivered to us by the Company and the Trust for purposes of this opinion and which contain certain representations of the Company and the Trust (the "Officer's Certificates"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      The discussion of certain United States federal income tax consequences referred to in the first paragraph hereof and this opinion are based upon and subject to:

            (i) the Merger being effected in the manner described in the Proxy Statement and in accordance with the provisions of the Merger Agreement which is the only document containing the substantive terms of the Merger;

            (ii) the accuracy and completeness, at all times through the Effective Time of the Merger, of the representations made to us by the Company and the Trust in their respective officer's Certificates (including, in the case of representations made to the best knowledge of Trust or Company management, or similarly qualified, the accuracy and completeness, at all times through the Effective Time of the Merger, of such representations as though not so qualified);

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            (iii) the accuracy and completeness, at all times through the
      Effective Time of the Merger, of the statements concerning the Merger set forth in the Proxy Statement, including the purposes of the Company and the Trust for consummating the Merger; and

            (iv) the accuracy and completeness, at all times through the Effective Time of the Merger, of any statements concerning the Merger that have come to our attention during our engagement.

      Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that, for United States federal income tax purposes:

            (i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and the Company and the Trust will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

            (ii) No gain or loss will be recognized by the Company or the Trust in the Merger.

            (iii) No gain or loss will be recognized by the holders of Trust Shares upon their receipt of shares of Company Common Stock in exchange for their Trust Shares.

            (iv) A holder of Trust Shares who receives cash in lieu of a fractional interest in a share of Company Common Stock will be considered as having first received and then exchanged for cash such fractional interest and, therefore, will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocable to such fractional interest. Such gain or loss will constitute capital gain or loss if such holder's Trust Shares are held as capital assets at the Effective Time.

            (v) The tax basis of the shares of Company Common Stock received by a holder of Trust Shares in exchange for such holder's Trust Shares will equal the tax basis of the holder's Trust Shares exchanged in the Merger, reduced by the tax basis allocable to any fractional interest in a share of Company Common Stock treated as having been received and exchanged for cash.

            (vi) The holding period of the shares of Company common Stock received by a holder of Trust Shares in exchange for such holder's Trust Shares will include the holding period of such holder's Trust Shares so exchanged provided that such Trust Shares were held as capital assets at the Effective Time.

      This opinion does not address any state, local or foreign tax consequences that may result from the Merger. Further, this opinion does not address any United States federal tax consequences of the Merger, and may not be relied upon, in each case except to the extent specifically stated herein.

      We hereby consent to (i) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the S-4 and (ii) the reference to our firm under the heading "Material United States Federal Income Tax Consequences" in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                       Very truly yours,



                                       /s/ Day, Berry & Howard
                                       --------------------------------
                                       Day, Berry & Howard


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